Contact:
James T. Glover
Senior Vice President, Operations & Chief Financial Officer
Anadys Pharmaceuticals, Inc.
(858) 530-3763
jglover@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

San Diego, November 1, 2007 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results for the third quarter ended September 30, 2007 and operational highlights.

“The third quarter of 2007 marked an important transition for Anadys,” said Steve Worland, Ph.D., President and Chief Executive Officer of Anadys. “We elected to focus investment on our two product candidates we believe most likely to create value, ANA598 for hepatitis C virus infection and ANA773 in oncology. Concurrently, we discontinued development of ANA975 and ANA380 and ceased early discovery efforts.”

“We decided to focus on ANA598 and ANA773 based on the demonstrated preclinical properties of these compounds and our anticipation of future clinical benefits,” continued Dr. Worland. “We are pleased to announce today that our IND to commence clinical investigation of ANA773 has been accepted by the FDA and we look forward to initiating a trial in cancer patients by the end the year. In parallel, we continue to advance ANA598 through IND enabling studies. We believe that our decision to focus investment on these two product candidates will enable us to achieve meaningful clinical milestones in both programs with our existing cash reserves.”

Financial Results

In the third quarter, the Company and its collaborator, Novartis, decided to discontinue the development of ANA975, a Phase 1b compound for the treatment of hepatitis C virus (HCV) infection. Also during the third quarter, Novartis and Anadys concluded that no further activities will be pursued under the current collaboration. As a result, Anadys recognized $21.0 million of previously deferred revenue during the third quarter, representing the remaining unrecognized portion of the $20 million up-front payment and the $10 million IND milestone payment that were previously being recognized into revenue over the estimated development period of ANA975. Both amounts were received from Novartis in 2005. This completes the recognition of the deferred revenue under the Novartis collaboration. The Company reported revenues of $21.5 million for the third quarter of 2007, compared to $1.1 million for the third quarter of 2006.

Research and development expenses were $7.6 million for the third quarter of 2007 compared to $5.5 million for the third quarter of 2006. The $2.1 million increase was primarily due to an increase in external preclinical development costs for ANA773 and ANA598 and the effect of a one-time reimbursement of $1.1 million received during the three months ended September 30, 2006 for ANA975 costs previously incurred by Anadys. The increase was partially offset by a decrease in development costs associated with ANA975. As a result of our previously announced strategic restructuring, costs savings were achieved during the three months ended September 30, 2007 which were offset by severance related costs of $0.7 million.

General and administrative expenses were $2.4 million for the three months ended September 30, 2007 compared to $3.1 million for the three months ended September 30, 2006. The $0.7 million decrease is primarily due to a decrease in share-based compensation expense partially offset by separation related costs of $0.5 million related to our previously announced strategic restructuring and related reduction in force and the departure of our former President and Chief Executive Officer.

Operating expenses were $10.0 million for the quarter, compared to $8.6 million for the third quarter of 2006. Included as a component of Anadys’ operating expenses was non-cash share-based expense of $1.4 million and $2.0 million for the three months ended September 30, 2007 and 2006, respectively.

Net income was $12.3 million for the third quarter of 2007, compared to a net loss of $6.3 million for the third quarter of 2006. The positive nature of our operating results for the third quarter of 2007 was solely attributable to the termination of the ANA975 development program and the resulting recognition of deferred revenue from payments previously received from Novartis. Basic and diluted net income per common share was $0.43 in the third quarter of 2007, compared to net loss per common share of $0.22 for the same period in 2006. Non-cash share-based expense resulted in a $0.05 and $0.07 decrease (increase) in basic and diluted net income (loss) per share for the three months ended September 30, 2007 and 2006, respectively.

Revenues for the nine months ended September 30, 2007 were $23.9 million compared to $4.3 million for the same period in the prior year. Revenues for the nine months ended September 30, 2007 were primarily attributable to the recognition of the remainder of the $20 million up-front payment and the $10 million IND milestone payment, each of which were received from Novartis in 2005. For the nine months ended September 30, 2007, Anadys reported a net loss of $1.4 million compared to a net loss of $19.1 million for the same period last year. The reduction in Anadys’ cumulative operating losses for the nine months ended September 30, 2007 compared to the same period in 2006 was almost entirely attributable to the termination of the ANA975 development program and the resulting recognition of deferred revenue from payments previously received from Novartis. Basic and diluted net loss per common share was $0.05 for the nine months ended September 30, 2007, compared to $0.67 for the same period in 2006.

As of September 30, 2007, the Company’s cash, cash equivalents and securities available-for-sale totaled $61.7 million.

Recent Highlights

•	IND Accepted for ANA773. During the third quarter, Anadys filed an Investigational New Drug Application (IND) to commence the clinical investigation of ANA773 in cancer patients. The Food and Drug Administration has accepted our IND and we expect to begin our first clinical trial of ANA773 by the end of the year. ANA773, a novel oral prodrug of a TLR7 agonist, has demonstrated favorable biologic activity and promising pharmaceutical properties in preclinical studies.

•	Appointment of Steve Worland, Ph.D. as President and CEO. On August 24, 2007, we announced that Steve Worland, Ph.D. had been promoted to the position of President and Chief Executive Officer. Dr. Worland was also appointed as a member of the Company’s Board of Directors. Dr. Worland joined Anadys in March 2001 as Chief Scientific Officer and most recently served as President, Pharmaceuticals. Prior to joining the Company, Dr. Worland was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company and was also a Vice President at Warner-Lambert prior to its acquisition by Pfizer.

•	Discontinuation of ANA975 Development and Strategic Restructuring of Company. On July 26, 2007, Anadys announced that it and its collaborator Novartis had decided to discontinue the development of ANA975, a phase 1b compound for the treatment of hepatitis C virus (HCV) infection. Following this decision, Anadys has undertaken a strategic restructuring to focus its resources on the development of ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of HCV, and ANA773, an oral TLR7 agonist prodrug for the treatment of certain cancers. Included within this restructuring were the decisions to discontinue further development of ANA380, a nucleotide analog for the treatment of hepatitis B virus (HBV) infection, halt all work on early discovery projects, and effect an immediate reduction in force of approximately one-third of the Company’s employees, with several additional positions to be eliminated in early 2008.

Recent Scientific Presentations

•	Reported ANA773 Dose Schedule Data. On October 25, 2007, Anadys presented preclinical data on ANA773 during a poster session at the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The report showed the impact that varying the dosing schedule has on the pharmacodynamic response to ANA773, a prodrug of a toll-like receptor 7 agonist. Specifically, the report described that immunostimulatory responses to ANA773 in vivo can be modulated by schedule of administration.

•	Reported ANA598 Preclinical Data. On September 11, 2007, Anadys presented preclinical data on ANA598, a non-nucleoside inhibitor of the HCV NS5B polymerase, during a poster session at the 14th International Symposium on Hepatitis C Virus and Related Viruses. The report characterized the favorable antiviral, metabolic, pharmacokinetic and preliminary toxicologic properties that supported the decision announced in June to progress ANA598 to IND enabling studies and subsequent clinical evaluation expected to commence in the second quarter of 2008.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Daylight Time to discuss its third quarter financial results and operational highlights and to give an update on its programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 43320108. The webcast and telephone replay will be available through November 15, 2007.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology. The Company is developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of HCV and ANA773, an oral TLR7 agonist prodrug for cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected timing and planned development activities for ANA598 and ANA773, including the timing for initiating clinical trials, the belief that Anadys’ investment in the ANA598 and ANA773 programs will create value for the company, the anticipated future clinical benefits of ANA598 and ANA773, Anadys’ ability to achieve meaningful clinical milestones with existing cash reserves and the ability to modulate immunostimulatory responses to ANA773 by schedule of administration. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical studies may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its agreements with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2006 and Anadys’ Form 10-Q for the quarter ended June 30, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues	$21,489	$1,145	$23,892	$4,269
Operating expenses
Research and development (1)	7,602	5,496	21,275	18,978
General and administrative	2,444	3,097	6,844	7,835

Total operating expenses (2)	10,046	8,593	28,119	26,813
Interest income and other, net	864	1,189	2,855	3,402

Net loss (2)	$12,307	$(6,259)	$(1,372)	$(19,142)

Net loss per share, basic and diluted (2)	$0.43	$(0.22)	$(0.05)	$(0.67)

Share used in calculating net loss per share,
basic and diluted	28,651	28,562	28,637	28,489

(1) Includes $77 and ($1,897) as additional (reduction in) research and development expense, which represents an estimate of the net payable due to (reimbursement by) Novartis of ANA975 research and development costs for the three months ended September 30, 2007 and 2006, respectively. Includes ($514) and ($3,423) as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the nine months ended September 30, 2007 and 2006, respectively.

(2) Includes non-cash operating expenses of $1,392 and $2,010 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.05 and $0.07 effect on basic and diluted net income (loss) per common share for the three months ended September 30, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $969 and $423 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended September 30, 2007. Includes non-cash operating expenses of $3,502 and $4,951 determined in accordance with Financial Accounts Standards Board Statement 123(R), “Share-Based Payment” or approximately $0.12 and $0.17 effect on basic and diluted net loss per common share for the nine months ended September 30, 2007 and 2006, respectively. Research and development expense and general and administrative expense includes $2,188 and $1,314 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the nine months ended September 30, 2007.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$61,747	$82,149
Other current assets	1,316	2,116
Noncurrent assets	4,407	5,136

Total assets	$67,470	$89,401

Liabilities and Stockholders’ Equity
Current liabilities	$4,209	$9,211
Other long-term liabilities	517	19,865
Stockholders’ equity	62,744	60,325

Total liabilities and stockholders’ equity	$67,470	$89,401